Exhibit 99.1

Press Release

Microtune Announces Update Regarding Audit Committee Investigation of Stock Option Grant Practices

PLANO, Texas—(BUSINESS WIRE)—September 20, 2006—Microtune(R), Inc. (Nasdaq:TUNE) today provided additional information regarding the status of the ongoing independent investigation of the Company’s stock option grant practices. As previously announced on July 27, 2006, the Audit Committee of the Company’s Board of Directors self-initiated an internal investigation of the Company’s stock option grant practices from the date of the Company’s initial public offering in August 2000 through June 2006.

With the assistance of independent legal and accounting experts, the Audit Committee has made considerable progress in its investigation, although it has not yet completed its work or reached any final conclusions. The Company previously announced that it believed the Audit Committee’s investigation might be completed by late September or early October 2006. The Audit Committee investigation is ongoing, and the Company now estimates the investigation will be completed by the end of October 2006.

Although the investigation is not yet complete, the Audit Committee has reached a preliminary conclusion that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the actual accounting measurement dates for certain past stock option grants differed from the stated dates of grant previously used in accounting for such grants. In certain cases, the difference in these measurement dates results in non-cash, stock-based compensation charges that were not recorded in the appropriate periods. Based on the Audit Committee’s preliminary assessment, the Company believes that it is possible that such charges could be material, but has not yet reached a final conclusion as to the exact magnitude of such charges or the periods affected. If the charges are determined to be material, the Company would be required to restate its historical GAAP financial statements and certain footnote disclosures and adjust previously issued financial guidance to reflect additional stock-based compensation expenses. Any such charges would have the effect of decreasing earnings and retained earnings as reported in the Company’s historical GAAP financial statements or reflected in previously issued financial guidance. The Company does not believe that any restatement, if required, would have an impact on its historical revenues, cash position or non-stock option related operating expenses.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner(TM) single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 64 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD-LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. Specific examples of forward-looking statements in this release include, but are not limited to, statements concerning the preliminary conclusions of the Audit Committee of the Board of Directors, the size and/or effect of previously unrecorded stock based compensation charges and the length of time it may take for the Audit Committee to complete its investigation. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include additional findings by the Audit Committee of the Company’s Board of Directors as a product of its investigation into the Company’s stock option grant practices, future rule-making, pronouncements or guidance by the SEC, PCAOB, NASDAQ or other regulatory agencies, the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, including forward-looking statements made herein relating to the nature and scope of the Audit Committee’s pending internal investigation, the preliminary conclusions reached by the Audit Committee, the size and/or effect of previously unrecorded stock based compensation charges and the timing of the filing of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Copyright (C) 2006 Microtune, Inc. All rights reserved.

CONTACT: Microtune, Inc., Plano

            Jeff Kupp, 972-673-1610

            ir@microtune.com

SOURCE: Microtune, Inc.